Exhibit 99.1

Apollo Group, Inc.

News Release
APOLLO GROUP, INC. REPORTS FISCAL 2009
FOURTH QUARTER AND YEAR END RESULTS
Phoenix, Arizona, October 27, 2009 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months and fiscal year ended August 31, 2009.
“We are pleased to report another quarter of excellent financial and operating performance for the fourth quarter of fiscal 2009,” said Apollo Group Co-Chief Executive Officer Chas Edelstein. “We continue to focus on enhancing the student experience and delivering quality academic programs that are relevant to today’s working learner. The combination of these efforts is being recognized in the marketplace and resulted in solid enrollments and continued improvement in the retention of our current students.”
Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli added, “We also continue to execute on our strategy by investing to maximize the value of the University of Phoenix, including a focus on our admissions process to more effectively reach students who retain at higher rates, while expanding intelligently both domestically and globally as evidenced by our acquisition of BPP, which closed during the fourth quarter. We believe that a superior student experience, enabled by our talented and engaged faculty and staff and education-based technology innovations, will result in long-term value for our shareholders.”
Unaudited Fourth Quarter of Fiscal 2009 Results of Operations
Consolidated net revenue for the three months ended August 31, 2009, totaled $1,075.8 million, which represents a 29.4% increase over the fourth quarter of fiscal 2008. Contributing to the growth in the fourth quarter was a 22.3% year-over-year increase in University of Phoenix total Degreed Enrollment to 443,000. The Company reported net income for the three months ended August 31, 2009, of $91.5 million, or $0.59 per share (155.7 million weighted average diluted shares outstanding), compared to net income of $229.6 million, or $1.43 per share (160.1 million weighted average diluted shares outstanding) for the three months ended August 31, 2008.
The fiscal 2009 fourth quarter results contain special items totaling pre-tax charges of $95.4 million ($69.4 million net of tax), including an accrual for an estimated litigation settlement of $80.5 million, a $9.4 million write-off of information technology fixed assets that resulted primarily from the Company’s rationalization of software, a $5.5 million charge, net of minority interest, representing the option premium for a currency hedge in connection with Apollo Global’s acquisition of BPP Holdings plc (“BPP”) and a discrete charge to the income tax provision of $4.7 million due to the write-off of a deferred tax asset as a result of certain disallowed deductions associated with share-based compensation related to options exercised by an executive during the fourth quarter. Included in the fiscal 2008 fourth quarter results is a reversal of a previously-accrued litigation loss associated with a securities matter of $170.0 million when the earlier judgment was vacated, as well as a $9.5 million gain from a third party’s forfeiture of an escrow deposit in connection with a now-cancelled agreement to sell and lease back the Company’s headquarters buildings.
Excluding these special items, net income for the three months ended August 31, 2009, was $165.6 million, or $1.06 per share, compared to net income of $120.5 million, or $0.75 per share for the three months ended August 31, 2008. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
In the fourth quarter of fiscal 2009, BPP’s operations contributed $13.1 million to revenue and reduced earnings per share by approximately $0.03. Apollo Global completed the acquisition of BPP, a UK-based provider of education and training mainly to professionals in the legal and finance industries on July 30, 2009. The final purchase price for BPP was $602 million.
On September 30, 2009, University of Phoenix, a subsidiary of Apollo Group, Inc., confirmed that it has entered into settlement discussions with plaintiffs to resolve the Incentive Compensation False Claims Act litigation pending in the U.S. District Court for the Eastern District of California. There is no assurance that a settlement will be reached. Pending the outcome of these discussions, University of Phoenix and the plaintiffs jointly requested a stay of all litigation proceedings for 45 days, which was granted on October 2, 2009. In connection with this matter, the Company recorded a pre-tax charge of $80.5 million in the fourth quarter of fiscal 2009 which is the Company’s best estimate of the loss to be incurred in connection with this matter, including associated expenses.
Instructional costs and services increased by $90.6 million, or 25.0% to $452.9 million for the three months ended August 31, 2009, compared to the three months ended August 31, 2008. As a percentage of net revenue, instructional costs and services declined 150 basis points to 42.1% versus 43.6% in the prior year’s fourth quarter. The reduction, as a percentage of revenue, was greater when excluding the impact of BPP’s operations in the fourth quarter of fiscal 2009. The improvement was predominantly due to University of Phoenix continuing to leverage its fixed costs, such as certain wages, classroom space and depreciation expense. University of Phoenix has grown its headcount at a slower rate than the increase in net revenue. The Company also benefited from savings due to lower negotiated contract costs in financial aid processing and other areas. This was partially offset by higher expenses at Apollo Global associated with its start-up, development and other infrastructure and support costs for the Company’s international operations, as well as, a 120 basis point increase to 4.2%, as a percentage of net revenue, in bad debt expense versus the fourth quarter of fiscal 2008. The increase in bad debt expense is primarily due to the increased risk of collecting aged receivables and lower collection rates on those receivables given the current economic downturn.
Selling and promotional expenses increased by $39.4 million, or 17.6%, to $262.5 million for the three months ended August 31, 2009, compared to the three months ended August 31, 2008. As a percentage of net revenue, selling and promotional expenses declined 240 basis points to 24.4% versus 26.8% in the prior year’s fourth quarter. The reduction, as a percentage of revenue, was slightly less when excluding the impact of BPP’s operations in the fourth quarter of fiscal 2009. The improvement was mainly a result of continued improvement in enrollment counselor effectiveness at University of Phoenix. Additionally, investments in marketing resulted in more effective and efficient advertising. The Company continues to invest in marketing to build greater brand identity as well as to drive and support future enrollment growth.
General and administrative (“G&A”) expenses increased by $41.3 million, or 86.0%, to $89.3 million, for the three months ended August 31, 2009, compared to the three months ended August 31, 2008. As a percentage of net revenue, G&A expenses increased 250 basis points to 8.3% versus 5.8% in the prior year’s fourth quarter. The increase is mainly attributable to the $9.4 million fixed asset write-off, discussed previously, and a lesser amount of compensation expense in the fourth quarter of fiscal 2008, related to the departure of certain senior executives. BPP’s operations had little impact on G&A expenses as a percentage of net revenue in the fourth quarter of fiscal 2009.
The Company’s effective tax rate for the fourth quarter of fiscal 2009 was 52.2%. The increase versus a year ago is principally attributable to higher state tax rates; the potential tax impact of the qui tam lawsuit settlement, which may not be fully deductible; and the write-off of the deferred tax assets discussed previously.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the fourth quarter of fiscal 2009 versus the prior year period.

	Q4 2009	Q4 2008
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,063,656	$820,139
Less: Discounts and other	(60,479)	(45,382)

Degree Seeking Net Revenues (1)	1,003,177	774,757
Non-degree Seeking Revenues (2)	14,390	12,916
Other, net of discounts (3)	58,196	43,724

	$1,075,763	$831,397

Revenue by Degree Type (in thousands) (1)
Associates	$399,907	$263,220
Bachelors	444,555	361,569
Masters	198,511	178,686
Doctoral	20,683	16,664
Less: Discounts and other	(60,479)	(45,382)

	$1,003,177	$774,757

Degreed Enrollment (rounded to hundreds) (4)
Associates	201,200	146,500
Bachelors	163,600	141,800
Masters	71,200	67,700
Doctoral	7,000	6,100

	443,000	362,100

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$1,988	$1,797
Bachelors	2,717	2,550
Masters	2,788	2,639
Doctoral	2,955	2,732
All degrees (after discounts)	2,265	2,140
Associates and Bachelors	$2,315	$2,167

New Degreed Enrollment (rounded to hundreds) (5)
Associates	55,400	41,500
Bachelors	31,700	27,200
Masters	14,200	13,600
Doctoral	700	800

	102,000	83,100

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Western International University (excluding associates degree students), Insight Schools, Apollo Global — BPP, Apollo Global — Other and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.
2009 Fiscal Year End Results of Operations
Consolidated net revenue for the fiscal year ended August 31, 2009, was $4.0 billion, a 26.5% increase over fiscal 2008. Contributing to this increase was a 20.8% increase in University of

Phoenix’s average Degreed Enrollment for fiscal 2009 as compared with fiscal 2008. University of Phoenix’s combined New Degreed Enrollment for fiscal 2009 increased 23.5% as compared with fiscal 2008.
The Company reported net income of $598.3 million, or $3.75 per share, (159.5 million weighted average diluted shares outstanding), and $476.5 million, or $2.87 per share, (165.9 million weighted average diluted shares outstanding) for fiscal years 2009 and 2008, respectively. Excluding the special items described previously, net income for fiscal 2009 was $672.4 million, or $4.22 per share, as compared to net income of $470.7 million, or $2.84 per share for fiscal 2008. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of August 31, 2009, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $987.8 million as compared to $511.5 million as of August 31, 2008. The increase is primarily attributable to cash generated from operations as well as borrowings of the entire credit line under the Company’s $500 million credit facility, partially offset by share repurchases and funds used in Apollo Global’s acquisition of BPP. Restricted cash and student deposits increased by approximately $48.1 million and $78.3 million, respectively, compared to August 31, 2008, respectively. These increases were primarily due to increased student enrollment and to increases in Title IV funds available to students.
At August 31, 2009, accounts receivable increased to $298.3 million from $221.9 million at August 31, 2008. Excluding accounts receivable and the associated revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) increased to 32 days at August 31, 2009, as compared to 29 days at August 31, 2008. The increase in DSO is due to both temporary as well as structural changes to the Company’s operations. Temporary items include the timing of the billing cycle relative to year-end, and a more pronounced seasonal increase due to the Company’s annual student financial aid system enhancements and upgrades, which temporarily postpones the processing of student financial aid requests resulting in a delay of corresponding disbursements of Title IV loan proceeds. Additionally, University of Phoenix has implemented certain operational changes that cause an increase in the Company’s accounts receivable balance and DSO calculation.
Goodwill increased by $436.4 million to $522.4 million at August 31, 2009, from $86.0 million at August 31, 2008, and intangible assets, net, increased by $180.6 million to $203.7 million at August 31, 2009, from $23.1 million at August 31, 2008. These increases were primarily due to Apollo Global’s acquisition of BPP in the fourth quarter of fiscal 2009.
Total deferred revenue at August 31, 2009, increased to $333.0 million from $231.2 million at August 31, 2008. The increase is principally due to increased student enrollment as well as Apollo Global’s acquisition of BPP.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) increased by $558.2 million to $589.1 million at August 31, 2009, from $30.9 million at August 31, 2008. The increase is mainly due to borrowings of the entire credit line under the

Company’s $500 million credit facility, along with debt assumed in the BPP acquisition. Subsequent to fiscal year end, the Company has repaid approximately $393 million of its borrowings on its credit facility.
Securities and Exchange Commission Informal Inquiry
The Company announced that the Enforcement Division of the Securities and Exchange Commission (“SEC”) has commenced an informal inquiry into the Company’s revenue recognition practices. Based on the information that has been disclosed to Apollo Group, the scope, duration and outcome of the inquiry cannot be determined at this time. The Company intends to cooperate fully with the SEC in connection with the inquiry.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Tuesday, October 27, 2009. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 32796980. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 32796980 until November 6, 2009.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, graduate and doctoral levels through its subsidiaries: University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of August 31,
($ in thousands)	2009	2008
ASSETS:
Current assets
Cash and cash equivalents	$968,246	$483,195
Restricted cash and cash equivalents	432,304	384,155
Marketable securities, current portion	—	3,060
Accounts receivable, net	298,270	221,919
Deferred tax assets, current portion	88,022	55,434
Prepaid taxes	57,658	—
Other current assets	35,517	21,780

Total current assets	1,880,017	1,169,543
Property and equipment, net	557,507	439,135
Marketable securities, less current portion	19,579	25,204
Goodwill	522,358	85,968
Intangible assets, net	203,671	23,096
Deferred tax assets, less current portion	66,254	89,499
Other assets	13,991	27,967

Total assets	$3,263,377	$1,860,412

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$461,365	$15,488
Accounts payable	66,928	46,589
Accrued liabilities	268,418	121,200
Income taxes payable	—	6,111
Student deposits	491,639	413,302
Deferred revenue	333,041	231,179
Other current liabilities	133,887	31,740

Total current liabilities	1,755,278	865,609
Long-term debt	127,701	15,428
Deferred tax liabilities	55,636	2,743
Other long-term liabilities	100,149	130,467

Total liabilities	2,038,764	1,014,247

Commitments and contingencies

Minority interest	67,003	11,956

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	1,139	—
Apollo Group Class A treasury stock, at cost	(2,022,623)	(1,757,277)
Retained earnings	3,195,043	2,595,340
Accumulated other comprehensive loss	(16,053)	(3,958)

Total shareholders’ equity	1,157,610	834,209

Total liabilities and shareholders’ equity	$3,263,377	$1,860,412

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except per share data)	2009	2008	2009	2008
Net revenue	$1,075,763	$831,397	$3,974,202	$3,140,931

Costs and expenses:
Instructional costs and services	452,913	362,268	1,603,701	1,370,878
Selling and promotional	262,508	223,137	960,437	805,395
General and administrative	89,265	47,990	290,104	215,192
Estimated litigation loss	80,500	(169,966)	80,500	—

Total costs and expenses	885,186	463,429	2,934,742	2,391,465

Income from operations	190,577	367,968	1,039,460	749,466
Interest income	1,387	5,313	12,591	30,079
Interest expense	(1,890)	(804)	(4,460)	(3,450)
Other, net	(6,300)	7,841	(7,776)	6,759

Income before income taxes and minority interest	183,774	380,318	1,039,815	782,854
Provision for income taxes	(95,940)	(151,094)	(445,985)	(306,927)
Minority interest, net of tax	3,675	369	4,489	598

Net income	$91,509	$229,593	$598,319	$476,525

Earnings per share:

Basic income per share	$0.59	$1.45	$3.79	$2.90

Diluted income per share	$0.59	$1.43	$3.75	$2.87

Basic weighted average shares outstanding	154,201	158,719	157,760	164,109

Diluted weighted average shares outstanding	155,722	160,118	159,514	165,870

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended August 31,
	2009	2008
($ in thousands)
Cash flows provided by (used in) operating activities:
Net income	$598,319	$476,525
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	68,038	53,570
Excess tax benefits from share-based compensation	(18,543)	(18,648)
Depreciation and amortization	100,543	79,816
Loss on fixed assets write-off	9,416	—
Amortization of deferred gain on sale-leaseback	(1,715)	(1,786)
Non-cash foreign currency (gain) loss, net	(62)	2,825
Provision for uncollectible accounts receivable	152,490	104,201
Estimated litigation loss	80,500	—
Minority interest, net of tax	(4,489)	(598)
Deferred income taxes	(13,799)	(6,624)
Changes in assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(192,289)	(105,726)
Other assets	9,945	(7,285)
Accounts payable and accrued liabilities	45,406	(14,155)
Income taxes payable	(30,848)	21,667
Student deposits	59,458	85,294
Deferred revenue	80,315	35,281
Other liabilities	17,542	21,649

Net cash provided by operating activities	960,227	726,006

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(127,356)	(104,879)
Acquisitions, net of cash acquired	(523,795)	(93,763)
Purchase of marketable securities	—	(875,205)
Maturities of marketable securities	8,035	900,715
Increase in restricted cash and cash equivalents	(48,149)	(87,686)
Purchase of other assets	—	—

Net cash used in investing activities	(691,265)	(260,818)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(37,341)	(251,435)
Proceeds from borrowings	513,170	250,991
Class A common stock purchased for treasury	(452,487)	(454,362)
Issuance of Apollo Group Class A common stock	117,076	102,969
Minority interest contributions	58,980	12,149
Excess tax benefits from share-based compensation	18,543	18,648

Net cash provided by (used in) financing activities	217,941	(321,040)

Exchange rate effect on cash and cash equivalents	(1,852)	(272)

Net increase in cash and cash equivalents	485,051	143,876

Cash and cash equivalents, beginning of year	483,195	339,319

Cash and cash equivalents, end of year	$968,246	$483,195

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$472,241	$289,630
Cash paid during the year for interest	$3,683	$2,874
Supplemental disclosure of non-cash investing and financing activities
Restricted stock units vested and released	$22,617	$—
Credits received for tenant improvements	$12,674	$9,604
Purchases of property and equipment included in accounts payable	$5,081	$4,072
UNIACC earn-out consideration	$4,406	$—
Unrealized loss on auction-rate securities	$650	$1,621
Settlement and reclassification of liability awards	$—	$16,655

Apollo Group, Inc. and Subsidiaries
Supplemental Schedule — Combined Statements of Income
(Unaudited)

	Three Months Ended August 31, 2009
	Apollo Group, Inc.		Apollo Group, Inc.
($ in thousands)	Excluding BPP	BPP	Consolidated
Net revenue	$1,062,701	$13,062	$1,075,763

Costs and expenses:
Instructional costs and services	435,890	17,023	452,913
Selling and promotional	261,013	1,495	262,508
General and administrative	88,114	1,151	89,265
Estimated litigation loss	80,500	—	80,500

Total costs and expenses	865,517	19,669	885,186

Income from operations	197,184	(6,607)	190,577
Interest income	1,373	14	1,387
Interest expense	(1,057)	(833)	(1,890)
Other, net	(6,357)	57	(6,300)

Income before income taxes and minority interest	191,143	(7,369)	183,774
Provision for income taxes	(97,879)	1,939	(95,940)
Minority interest, net of tax	2,944	731	3,675

Net income	$96,208	$(4,699)	$91,509

Earnings per share:

Basic income per share	$0.62	$(0.03)	$0.59

Diluted income per share	$0.62	$(0.03)	$0.59

Basic weighted average shares outstanding	154,201	154,201	154,201

Diluted weighted average shares outstanding	155,722	155,722	155,722

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
August 31, 2009
(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
(in millions, except per share data)	2009		2008		2009		2008

Net income as reported	$91.5		$229.6		$598.3		$476.5

Reconciling items:

Estimated litigation loss	80.5	(1)	(170.0	)(2)	80.5	(1)	—
Software and equipment write-off	9.4	(3)	—		9.4	(3)	—
BPP acquisition option premium	5.5	(4)	—		5.5	(4)	—
Gain on termination of sale and leaseback option	—		(9.5	)(5)	—		(9.5	) (5)

	95.4		(179.5)		95.4		(9.5)
Less: tax effects	(26.0	)(6)	70.4		(26.0	)(6)	3.7

Non-deductible compensation	4.7	(7)	—		4.7	(7)	—

	74.1		(109.1)		74.1		(5.8)

Net income adjusted to exclude special items	$165.6		$120.5		$672.4		$470.7

Diluted income per share as reported	$0.59		$1.43		$3.75		$2.87

Diluted income per share adjusted to exclude special items	$1.06		$0.75		$4.22		$2.84

Diluted weighted average shares outstanding	155.7		160.1		159.5		165.9

(1)	The $80.5 million charge during the three and twelve months ended August 31, 2009 represents an accrual for an estimated litigation loss.

(2)	The $170.0 million gain for the three months ended August 31, 2008 represents the reversal of the charge for the securities litigation loss.

(3)	The $9.4 million charge during the three and twelve months ended August 31, 2009 represents the write-off of information technology fixed assets that resulted primarily from our rationalization of software.

(4)	The $5.5 million charge during the three and twelve months ended August 31, 2009 represents the option premium, net of minority interest, related to our acquisition of BPP.

(5)	The $9.5 million gain during the three and twelve months ended August 31, 2008 represents the gain associated with the termination of an option agreement related to our headquarters land and building.

(6)	As the deductibility of certain charges in the above reconciliation is uncertain, we did not recognize a tax benefit for a portion of the charges.

(7)	The $4.7 million charge during the three and twelve months ended August 31, 2009 represents the write-off of a deferred tax asset related to options held and exercised by an executive.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu